Exhibit 99.1

                     Thursday, September 19, 2002, 02:00 PM

              O'BRIEN ELECTED ASHLAND INC. CEO EFFECTIVE OCTOBER 1
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     Covington,  Ky. - Ashland Inc. (NYSE:ASH) announced today that Ashland
President and Chief Operating Officer James J. O'Brien has been elected chief executive officer effective Oct. 1. As previously announced, he will become chairman of the board effective Nov. 15 when the company's current chairman, Paul W. Chellgren, retires.

     "With his 26 years of experience, Jim is an excellent choice, and I was pleased to recommend him to our board, which then moved very quickly, on Aug. 13, to name him president and chief operating officer and as my successor. This is a strong signal of their confidence in him and the rest of the management team," Chellgren said. "The team is working together very effectively, and the transition has gone extremely well. Consequently, the board and I decided to move up the date of his succession as CEO to enable the team to be in place at the beginning of our new fiscal year. This is a natural and logical starting point for a new CEO. Ashland also followed a similar two-step succession process in 1996," said Chellgren.

     "I am gratified by the board's confidence in me and excited by the prospect of getting started," O'Brien said. "Our team is already at work making plans. We're energized and eager to build on Ashland's rich heritage to create an even more exciting and stronger future for the company, its customers, its owners and employees."

     Effective Oct. 1, O'Brien will hold the position of president and chief executive officer. On Nov. 15, he will become chairman and chief executive officer.

     O'Brien joined the company in 1976 and served in assignments of increasing responsibility within Ashland's specialty chemical and distribution operations. O'Brien was former Ashland Inc. chairman and CEO John R. Hall's executive assistant in 1992, a position he held until 1994 when he became vice president and general manager of branded marketing for the former Ashland Petroleum Company. After revitalizing these operations, O'Brien was named vice president of Ashland Inc. and president of Valvoline, where he successfully redirected the motor oil marketing company and created a highly successful business team focused on a master brand strategy. O'Brien was named a senior vice president of Ashland in 1997 and joined its executive committee in 2001. Earlier this year, he relinquished his post at Valvoline to become group operating officer of the corporation with responsibility for Ashland Specialty Chemical and Ashland Distribution Company.

     A native of Circleville, Ohio, O'Brien is a graduate of The Ohio State University where he earned a bachelor's degree in accounting and finance and a master's degree in business administration and where he serves on the Dean's Advisory Council for the Fisher Graduate School of Business. He is a member of the American Chemistry Council and is a member of the advisory board of Fifth Third Bank of Lexington, KY. A 1994 graduate of Leadership Kentucky, O'Brien is chairman of the board of trustees for Midway College in Kentucky and a member of the Association of Governing Boards of Universities and Colleges. He serves on the National Board of Directors of Big Brothers Big Sisters of America and is a volunteer "big brother" with Big Brothers/Big Sisters of the Bluegrass.